                                                                    EXHIBIT 99.2


                        PRESS RELEASE DATED APRIL 3, 2000


PEGASUS SYSTEMS, INC. COMPLETES ACQUISITION OF REZSOLUTIONS

DALLAS, TX - (APRIL 3, 2000) -- PEGASUS SYSTEMS, INC. (NASDAQ: PEGS), a leading worldwide provider of hotel industry transaction processing and electronic commerce services, today announced the completion of its acquisition of Phoenix-based REZsolutions, the world's largest third party marketing and reservation provider to the hotel industry(1). The agreement for the acquisition was originally announced November 17, 1999.

The consideration paid in the transaction is $198 million based on Pegasus' March 31, 2000 closing price of $15 13/16, and includes 3.99 million shares of common stock and $135 million, consisting of $115 million in cash and a $20 million promissory note payable to Utell International Ltd., a subsidiary of Reed Elsevier, PLC (NYSE: RUK and ENL) the majority stockholder in REZsolutions. On a pro-forma combined basis for 1999, the new company had annualized revenues of approximately $184 million.

Concurrently, the Company announced its plans to change its name to Pegasus Solutions, Inc., in order to better represent the full service capabilities and solutions offered by the Company. Its Nasdaq symbol will remain PEGS.

"Pegasus has long been recognized within the hotel industry as a leading transaction processing and e-commerce service provider," said John F. Davis III, president and chief executive officer of Pegasus Solutions. "This acquisition will add significant technology capabilities and substantially increase our ability to service our existing customers, as well as establish a strong presence internationally. Pegasus emerges as the total solution provider for reservations distribution, whether electronic or voice, for independent hotels as well as for worldwide chains."

The Company also announced the reorganization of its business offerings into two major groups: Technology and Hospitality. Executive Vice President Bill Nicholson, who has been with Pegasus since 1989, will head Pegasus' Technology Group, which will primarily consist of IT development; Pegasus Electronic Distribution; Pegasus Business Intelligence; central reservation system (CRS) software licensing and integration; and application server computing (ASP) services.

Executive Vice President, Mark Wells, who brings over 30 years of hotel industry experience, will lead Pegasus' Hospitality Group, which will include Pegasus Financial Services (Pegasus Commission Processing); the hotel representation services of Utell, Sterling Hotels and Resorts, and Summit Hotels and Resorts; the Golden Tulip Worldwide brand; voice call center and electronic reservation operations; and TravelWeb.com. Mac Highet, president and chief executive officer of REZsolutions, will remain on board until May 31, 2000 to ensure a smooth transition and integration of both businesses.

"As a result of the acquisition, Pegasus will be able to penetrate the global marketplace by leveraging the complementary service offerings of our integrated companies. The REZsolutions worldwide sales force has already completed training in Pegasus products and services and is ready to hit the ground running by targeting REZsolutions' vast customer base of more than 6,400 independent, and small- and medium-sized international hotels," added Davis. "We are confident that the strategy of combining the two companies is the right one for our customers and shareholders, as well as the long-term growth of Pegasus Solutions."

REZsolutions, Inc., was formed with the 1997 merger of Utell International and Anasazi, Inc., which commenced operations in 1930 and 1979, respectively. Utell, one of the world's leading hotel reservations and marketing companies with a long-standing presence in Europe and Asia, merged with Anasazi, a leading supplier of technology-based solutions to the global hospitality industry, to offer a comprehensive portfolio of marketing services to hotels through its hotel representation business. Through this service, independent hoteliers gained access to global electronic reservations, both GDS and Internet, and a variety of other solutions to market their properties to the travel agent trade worldwide.


COMPANY INFORMATION

DALLAS-BASED PEGASUS SOLUTIONS (http://www.pegsinc.com) is a leading provider of end-to-end reservation distribution solutions to the hotel industry worldwide. Its services include the hotel industry's leading central reservation system; the world's largest third-party marketing and reservation representation service; the world's leading electronic distribution switching service that connects more than 32,000 hotels to the Internet and to the global distribution systems (GDS); the world's leading hotel commission processing service; one of the leading consumer travel Web sites, TravelWeb.com (http://www/travelweb.com); and data warehousing and database marketing and consulting services. Pegasus' customers comprise more than 85,000 travel agencies around the world, including eight of the 10 largest U.S.-based travel agencies(2); approximately 35,000 hotel properties around the globe and nine of the 10 largest hotel companies in the world based on total number of guest rooms(3); and more than 85 Web sites/services have their hotel reservations Powered by Pegasus(TM). In addition to its corporate headquarters in Dallas, Texas, Pegasus has 40 offices in 39 countries, including regional hubs in Phoenix, Arizona, London and Singapore. The company's stock is traded on the Nasdaq National Market under the symbol PEGS.

1 Hotels magazine, July 1999, "Hotels' Consortia 25"

2 Travel Management Convention Daily, July 18,1999, "Top 25 U.S. Travel
Agencies"

3 Business Travel News, May 31,1999

This statement contains references to future events and results, including anticipated transactions involving and services to be offered by Pegasus Systems. These statements are forward-looking statements regarding future events and the future financial performance of the company and no assurances can be made regarding their eventual occurrence. Actual occurrences and results may differ substantially and materially from those projected as a result of risks and uncertainties detailed in the Company's periodic reports and registration statements filed with the Securities and Exchange Commission including its Form 10-K for the year ended December 31, 1999, and its Registration Statement Form S-4 (File No. 333-92685) filed on December 14, 1999, as amended.

                                      # # #

Pegasus Solutions, Inc. disclaims any proprietary interest in the trademarks or names of unrelated companies listed.

Contact: Jerry Galant, Chief Financial Officer, or Karin Wacaser, VP, Corporate Communications of Pegasus Systems, Inc., (214)523-0129; or Cheryl Olson, or Press - Evan Goetz of Morgan-Walke Associates, (212)850-5600